Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-194874 on Form S-3 and Registration Statement Nos. 333-188629, 333-183476, and 333-165912 on Form S-8 of Verisk Analytics, Inc. (the “Company”) of our report dated May 3, 2015 relating to the financial statements of H&F Nugent 1 Limited as of December 31, 2014 and 2013, and January 1, 2013, and for the years ended December 31, 2014 and 2013 (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the reconciliation of net income and shareholders’ equity to U.S. GAAP) appearing in this Current Report on Form 8-K of the Company dated May 4, 2015.

/s/ DELOITTE LLP

Glasgow, United Kingdom

May 4, 2015